Exhibit 10.09

GOOGLE TECHNOLOGY INC.

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease”) is entered into as of the 9th day of July, 2003, by and between the Sublandlord and Subtenant hereinafter named. Upon the terms and conditions hereinafter set forth, the Sublandlord and Subtenant agree as follows:

1.    DEFINITIONS AND BASIC PROVISIONS. The following definitions and basic provisions shall be used in conjunction with and limited by the reference thereto in the provisions of this Sublease:

A.	“Sublandlord”:	SILICON GRAPHICS, INC.,
a Delaware corporation
B. 1.	Address of Sublandlord:	1400 Crittenden Lane
Mountain View, CA 94043
Attn: Michael L. Hirahara
Telecopy: (650) 932-0504
B. 2.	Address of Sublandlord (for Rent):	United Properties
3500 West 80th Street, Suite 200
Minneapolis, Minnesota 55431
Attn: Anne-Marie Cookson
Phone: (952) 893-8890
Fax: (952) 893-8280
email: acookson@uproperties.com
C.	“Subtenant”:	GOOGLE TECHNOLOGY, INC.
a California corporation
D.	Address of Subtenant:	Prior to Sublease Rent Commencement Date for Building 42 Sublease Premises:
2400 Bayshore Parkway
Mountain View, California 94043
Attn: Director of Facilities
With a copy to:
2400 Bayshore Parkway
Mountain View, California 94043
Attn: Legal Department
Following Sublease Rent Commencement Date
for Building 42 Sublease Premises:
1600 Amphitheatre Parkway
Mountain View, California 94043
Attn: Director of Facilities
With a copy to:
1600 Amphitheatre Parkway
Mountain View, California 94043
Attn: Legal Department

E.	“Master Landlord”:	WXIII/AMPHITHEATRE REALTY, L.L.C.
F.	Address of Master Landlord:	c/o WHITEHALL PARALLEL REAL ESTATE
LIMITED PARTNERSHIP XIII
c/o THE GOLDMAN SACHS GROUP, INC.
100 Crescent Court
Dallas, Texas 75201
Attn: Aaron Wetherill
Telecopy: (214) 855-6305

G.    “Sublease Premises”: Four buildings including 506,317 square feet of Rentable Area, as initially described in Exhibit “A” to the Master Lease and as more fully described in Exhibit A. The Sublease Premises consists of the following (each, a “Sublease Premises Portion”):

1.     “Building 40, Floor 1 Premises”: portion of the Sublease Premises comprising the first floor of building commonly known as Building 40, as shown on Exhibit A-1 attached hereto and containing 82,891 rentable square feet.

2.     “Building 40, Floor 2 Premises”: portion of the Sublease Premises comprising the second floor of building commonly known as Building 40, as shown on Exhibit A-2 attached hereto and containing 71,610 rentable square feet.

3.     “Building 41 Premises”: portion of the Sublease Premises commonly known as Building 41, as shown on Exhibit A-3 attached hereto and containing 98,912 rentable square feet.

4.     “Building 42 Premises”: portion of the Sublease Premises commonly known as Building 42, as shown on
Exhibit A-4, and containing 82,742 rentable square feet.

5.     “Building 43 East Premises”: portion of the Sublease Premises commonly known as Building 43 East, as shown on Exhibit A-5, and containing 85,081 rentable square feet.

6.    “Building 43 West Premises”: portion of the Sublease Premises commonly known as Building 43 West, as shown on Exhibit A-6, and containing 85,081 rentable square feet.

H.     “Sublease Commencement Date”: The Actual Delivery Date (defined below) for each Sublease Premises Portion delivered by Sublandlord to Subtenant.

I.    “Sublease Expiration Date”: December 31, 2012

J.     “Sublease Term”: A period commencing on the Sublease Commencement Date for the Building 42 Premises, and expiring on the Sublease Expiration Date. Notwithstanding the foregoing, if the Master Lease terminates prior to the Sublease Expiration Date by its terms and other than as a consequence of a Lease Termination (as defined in the WH-Google NDA), the Sublease Term shall simultaneously terminate effective on such termination date; the parties acknowledge that the WH-Google NDA provides that if the Master Lease terminates as a consequence of any such Lease Termination, the Sublease and the Sublease Term shall remain in effect pursuant to and in accordance with the terms and conditions of the WH-Google NDA.

K.     “Sublease Base Rent”: The Base Rent payable hereunder shall initially be payable at the rate of $1.75 per rentable square foot of the Sublease Premises per month, or $21.00 per rentable square foot of Sublease Premises per annum (which, upon the Sublease Rent Commencement Date of the last Sublease Premises Portion to be delivered by Sublandlord to Subtenant hereunder, equates to $10,632,657 per annum, payable in the amount of $886,054.75 per month), payable in the manner set forth in Paragraph 6 below. As described in Paragraph 6 below and in Exhibit D attached hereto, the Sublease Base Rent rate will escalate by three percent (3%) per annum as of (a) the date that is one (1) year after the date on which the Sublease Rent Commencement Date occurs for that Sublease Premises Portion which, when added to the rentable square footage of those Sublease Premises Portions for which the Sublease Rent Commencement Date has previously occurred, shall cause the aggregate rentable square footage of the Sublease Premises Portion for which the Sublease Rent Commencement Date has occurred to exceed 225,000 rentable square feet (the “Initial Adjustment Date”), and (b) each anniversary of the Initial Adjustment Date thereafter (each, an “Adjustment Date”). Sublease Base Rent payable with respect to each Sublease Premises Portion shall, from and after the applicable Sublease Rent Commencement Date for such Sublease Premises Portion, initially consist of the following (assuming that the Sublease Rent Commencement Date with respect to all Sublease Premises Portions occurs prior to the Initial Adjustment Date):

1.     “Building 40, Floor 1 Sublease Base Rent”: $1,740,711 per annum, payable in the amount of $145,059.25 per month.

2.     “Building 40; Floor 2 Sublease Base Rent”: $1,503,810 per annum, payable in the amount of $125,317.50 per month.

3.     “Building 41 Sublease Base Rent”: $2,077,152 per annum, payable in the amount of $173,096 per month.

4.     “Building 42 Sublease Base Rent”: $1,737,582 per annum, payable in the amount of $144,798.50 per month.

5.     “Building 43 East Sublease Base Rent”: $1,786,701 per annum, payable in the amount of $148,891.75 per month.

6.     “Building 43 West Sublease Base Rent’: $1.786,701 per annum, payable in the amount of $148,891.75 per month.

L.     “Target Sublease Delivery Date’”: with respect to any Sublease Premises Portion, shall be the date by which Sublandlord expects, using reasonably diligent efforts, to deliver such Sublease Premises Portion to Subtenant in accordance with the provisions of this Sublease, and, expressed in chronological order with respect to each Sublease Premises Portion, are the following target dates:

1.     “Building 42 Sublease Premises”: August 1, 2003

2.     “Building 41 Sublease Premises”: December 15, 2003.

3.     “Building 43 West Sublease Premises”: December 31, 2003.

4.     “Building 40, Floor 1 Sublease Premises”: January 15, 2004.

5.     “Building 40, Floor 2 Sublease Premises”: March 1, 2004.

6.     “Building 43 East Sublease Premises”: September 1, 2004.

M.     “Actual Delivery Date”: with respect to any Sublease Premises Portion, shall be the actual date on which Sublandlord delivers such Sublease Premises Portion to Subtenant in accordance with the provisions of this Sublease.

N.     “Sublease Rent Commencement Date”: with respect to any Sublease Premises Portion, shall be the earlier of (x) the date on which Subtenant commences occupancy and use of such Sublease Premises Portion for the purpose of conducting Tenant’s business operations therein (as opposed to the construction of initial fit-up improvements) (the “Subtenant Actual Occupancy Date”), and (y) sixty (60) days following the Actual Delivery Date for such Sublease Premises Portion, subject to acceleration pursuant to Paragraph 2.D below.

O.     “Subtenant’s Share”: The ratio (expressed as a percentage) that the rentable square footage of the Sublease Premises Portions for which, from time to time, the Rent Commencement Date has occurred bears to 506,317; it being understood that as the Sublease Premises are intended to be occupied by Subtenant in phases, Subtenant’s Share shall increase with each such phase (for example, upon the Building 42 Sublease Rent Commencement Date, Subtenant’s Share shall be 16.34%, assuming the next Sublease Premises Portion occupied by Subtenant is Building 43 East, then upon the Building 43 East Sublease Rent Commencement Date, Subtenant’s Share shall increase to 33.14%).

P.     “Letter of Credit”: A Letter of Credit (defined in Paragraph 7 below) in an amount (the “Required Amount”) determined as follows: (a) $9,000,000 during the period from the date such Letter of Credit is delivered pursuant to Paragraph 7 to the last day of the Net Rental Abatement Period (as defined in Paragraph 6.D below) (the “Initial Determination Date”), (b) beginning on the Initial Determination Date and on each anniversary thereof (together with the Initial Determination Date, each, a “Determination Date”) the amount of the Letter of Credit shall be reduced by $500,000 until the Letter of Credit amount equals $6,000,000, and (c) $6,000,000 thereafter during the remainder of the Sublease Term. If an Event of Default shall exist on any Determination Date then, the amount of the Letter of Credit shall not be so reduced and shall instead be reduced in accordance with the above schedule only on the next scheduled Determination Date upon which an Event of Default is not existing. The Required Amount of the Letter of Credit shall be subject to reduction as provided in the last sentence of Paragraph 2.C below.

Q.     “Master Lease”: Commercial Lease dated December 29, 2000, by and between Master Landlord, as landlord, and Sublandlord, as tenant, as amended by that certain Amendment dated April 18, 2001, and by the Second Amendment (defined below). A copy of the Master Lease is attached hereto as Exhibit B.

R.     “Ground Lease”: Ground Lease dated as of March 7, 1995, by and between the City of Mountain View, a municipal corporation, as landlord (the “Ground Lessor”), and Silicon Graphics Real Estate, Inc., as tenant (the “Original Ground Tenant”), a memorandum of which was recorded March 8, 1995, as instrument number 12826209 in the Original Records of Santa Clara County, California, as assigned by the Original Ground Tenant to The Goldman Sachs Group, Inc., a Delaware corporation (“GS”), by Assignment and Assumption of Ground Lease dated as of December 29, 2000, and recorded January 2, 2001, as instrument number 15514932, as further assigned by GS to Master Landlord by Assignment and Assumption of Ground Lease (Amphitheatre) dated as of May 22, 2001, and recorded June 6, 2001, as instrument number 15713398, and as amended by First Amendment to Ground Lease (Amphitheatre) dated as of May 22, 2001, among Ground Lessor, GS and the Master Landlord.

S.     “WH-Google NDA”: Nondisturbance and Attornment Agreement (Amphitheatre) dated as of the date hereof between Master Landlord and Subtenant.

T.     “Three-Party Agreement”: Landlord-Subtenant Agreement dated as of the date hereof between Master Landlord and Subtenant, and joined in by Sublandlord.

U.     “Second Amendment”: Second Amendment to Commercial Lease (Amphitheatre) dated as of the date hereof among Master Landlord, Sublandlord and Subtenant. The WH-Google NDA, the Three-Party Agreement and the Second Amendment are sometimes collectively referred to as the “VVH-Google Documents.”

V.     Each of the following terms are defined in the paragraph referred to for such term.

Term	Paragraph
Adjustment Date	3.B(iv)(d)
Advanced Delivery Days	2.C
Affiliated Party	9.D
Approved Users	9.E
Arbiter	19.E
Broker	30

Cash Collateral Account	7.A
Casualty Event	2.C
Construction Allowance	5.D
DDA	4.P
Determination Date	1.P
Early Delivery Notice	2.C
Effective Date	5.A
Events of Default by Sublandlord	14
Events of Force Majeure	25
Good Working Order and Repair	19.A
Initial Determination Date	1.P
Issuing Bank	7.B
IT Area	22.B
Laws	4.G
Letter of Credit	7.B
Master Landlord Indemnitees	17.A
Non-Delivered Premises	2.B
Non-Renewal Notice	7.B
Operating Expenses	8.A
PCP	4.P
Permits	4.O
Permitted Transfer	9.D
Punch List	19.E
Punch List Item	19.E
Reimbursement Amount	5.B
Reincorporation	9.D
Sublandlord Indemnities	17.A
Sublandlord Reimbursement Amount	3.A
Sublandlord Representatives	17.A
Sublandlord’s Expense Statement	8.B
Sublease Additional Rent	5.C
Sublease Rent	6.C
Substantial Occupancy Date	3.B(iv)(i)
Subtenant Indemnities	17.B
Subtenant Representatives	17.B
Tenant’s Work	5.D
Termination Determination Date	2.B
Total Occupancy Date	3.B(iv)(f)

W.     Capitalized terms used but not defined herein have the same meanings herein as in the Master Lease. As used herein, unless otherwise specified, (i) singular words include the plural and plural words include the singular, (ii) words importing a gender include the other genders, (iii) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”, (iv) the words “hereto”, “herein”, “hereof” and “hereunder” and words of similar import, refer to this Sublease in its entirety, including the Incorporated Provisions (as hereinafter defined) of the Master Lease, (v) references to Paragraphs, Subparagraphs, Exhibits and Schedules are to the Paragraphs, Subparagraphs, Exhibits and Schedules of this Sublease, (vi) the Exhibits and Schedules hereto are incorporated herein by reference, and (vii) titles to Paragraphs, Subparagraphs, Exhibits and Schedules are for convenience only and shall not affect the interpretation of this Sublease. Any rule of interpretation to the effect that ambiguities are to be resolved against the drafting party or against a sublandlord or a subtenant shall not be employed in the interpretation of this Sublease.

2.     GRANTING CLAUSE.

A.     Generally. Sublandlord, in consideration of the covenants and agreements to be performed by Subtenant, and upon the terms and conditions hereinafter stated, does hereby lease, demise and let unto

Subtenant, and Subtenant does hereby take from Sublandlord, the Sublease Premises, to have and to hold for the Sublease Term (unless sooner terminated as hereinafter provided).

B.     Phased Delivery. As of the date of this Sublease, the Sublease Premises are fully occupied by Sublandlord. The parties intend that, on or before the applicable Target Sublease Delivery Date for each Sublease Premises Portion, Sublandlord will vacate such Sublease Premises Portion and deliver the same to Subtenant in their “as is” condition, subject to Paragraphs 19.A and 19.B, provided, that Subtenant shall not have the right to refuse the delivery by Sublandlord of any Sublease Premises Portion based on any Building System or Structural Component failing to be in Good Working Order and Repair unless Subtenant’s use or occupancy of such Sublease Premises Portion is materially and adversely impacted thereby. Upon the Sublease Rent Commencement Date for each Sublease Premises Portion, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit C attached hereto, memorializing the applicable Actual Delivery Date, and the Sublease Rent Commencement Date, the Sublease Base Rent payable with respect to the applicable Sublease Premises Portion, and also the increase in Subtenant’s Share resulting from the addition of such Sublease Premises Portion to the Sublease Premises; provided, however, that whether or not any such letter agreement shall be executed and delivered, the obligations of the parties under this Sublease shall continue unaffected.

C.     Late Delivery. Sublandlord shall use reasonably diligent efforts to so deliver each Sublease Premises Portion to Subtenant on or before the Target Sublease Delivery Date for such Sublease Premises Portion; provided, however, that, other than described in the next succeeding sentence, the failure to do so shall not give rise to any default on the part of Sublandlord or any right of Subtenant to terminate this Sublease, reject delivery of any Sublease Premises Portion or make any claim for losses or damages suffered by Subtenant as a result of such delay. Notwithstanding the foregoing, if Sublandlord shall fail to deliver any Sublease Premises Portion to Subtenant on or before the Target Sublease Delivery Date for such Sublease Premises Portion, and such failure continues for a period of ninety (90) days (or one hundred twenty (120) days if such failure is due to Events of Force Majeure or two hundred seventy (270) days if such failure is due to a Casualty Event), then Subtenant shall have the right, to be exercised within fifteen (15) days following the relevant Termination Determination Date (defined below) by written notice to Sublandlord, to irrevocably elect to terminate this Sublease as to either (x) such Sublease Premises Portion (but such termination shall not relieve Sublandlord of its obligation to deliver any as yet undelivered Sublease Premises Portions), or (y) at Subtenant’s option, the entire Sublease Premises, effective as of a date specified in Subtenant’s notice; provided, however, that such periods shall be one hundred twenty (120) (and one hundred eighty (180) days in the case of Events of Force Majeure and two hundred seventy (270) days in the case of Casualty Events), for the final Sublease Premises Portion to be delivered (either the ninetieth (90th), the one hundred twentieth (120th), the one hundred eightieth (180th) or the two hundred seventieth (270th) day, as applicable, being referred to as a “Termination Determination Date”); provided further, that no right of termination shall be triggered if Sublandlord has tendered possession of such Sublease Premises Portion to Subtenant and Subtenant fails to accept such tender solely due to a dispute as to the condition of such Sublease Premises Portion, such dispute to be settled in accordance with Paragraph 19.E of this Sublease. For the purpose of this Paragraph 2.C, “Casualty Event” means damage to, or destruction of, the Property by reason of fire or any other cause or event (other than the negligent act or omission of Sublandlord or Sublandlord Representatives) that renders the Property unsuitable for occupancy or the conduct of ordinary business or for Subtenant’s tenant improvements or otherwise causes the applicable Sublease Premises Portion to not be in Good Working Order and Repair. Upon a termination of this Sublease as to the entire Sublease Premises, Sublandlord shall return the Letter of Credit delivered to Sublandlord pursuant to Paragraph 7 of this Sublease; and in the event of a termination only as to the Sublease Premises Portion with respect to which an Actual Delivery Date has not occurred (the “Non-Delivered Premises”) but not a termination of this Sublease as a whole, Sublandlord shall return to Subtenant the Letter of Credit upon the delivery by Subtenant to Sublandlord of a replacement Letter of Credit in an amount reduced in the proportion that the rentable square footage of the Non-Delivered Premises bears to 506,317. Time shall be of the essence with respect to each of the time periods set forth in this Paragraph 2.C.

D.     Incentive for Early Delivery. The Actual Delivery Date for any Sublease Premises Portion shall not occur prior to the Target Sublease Delivery Date for such Sublease Premises Portion, except as provided in this Paragraph 2.D. Sublandlord shall have the right to provide notice (“Early Delivery Notice”) to Subtenant if Sublandlord is in a position to deliver any Sublease Premises Portion in advance of the Target

Sublease Delivery Date for such Sublease Premises Portion. Any Early Delivery Notice shall indicate the date such Sublease Premises Portion will be ready for delivery. Subtenant shall have five (5) days from receipt of the Early Delivery Notice to indicate to Sublandlord its acceptance or rejection of such early delivery (and Subtenant’s failure to respond to Sublandlord within such five (5) day period shall be deemed a rejection by Subtenant of Sublandlord’s offer of early delivery of such Sublease Premises Portion). In the event Subtenant is willing to accept early delivery and the Actual Delivery Date for such Sublease Premises Portion occurs on the date indicated in the Early Delivery Notice, the Sublease Rent Commencement Date for such Sublease Premises Portion shall be the earlier of (x) the Subtenant Actual Occupancy Date far such Sublease Premises Portion, or (y) (i) sixty (60) days following the Actual Delivery Date for such Sublease Premises Portion minus (ii) the number of days that the Actual Delivery Date for such Sublease Premises Portion is in advance of the Target Sublease Delivery Date for such Sublease Premises Portion (such number of days being referred to as the “Advance Delivery Days”) (provided if the Advance Delivery Days exceeds sixty (60) days, the Sublease Rent Commencement Date for such Sublease Premises Portion shall be the Actual Delivery Date thereof).

3.    MASTER LEASE.

A.     This Sublease is made subject to all applicable terms and conditions of the Master Lease, which are incorporated into and made a part of this Sublease as if Sublandlord were Master Landlord and Subtenant were Tenant thereunder. Nothing contained in this Sublease shall be construed to (x) create privity of estate or privity of contract between Subtenant and Master Landlord or (y) constitute an undertaking or warranty by Sublandlord of performance by Master Landlord of its obligations under the Master Lease, and Sublandlord shall have no duty to pursue any remedies or actions against Master Landlord in connection therewith. Sublandlord acknowledges, however, that Master Landlord and Subtenant have entered into the WH-Google Documents and pursuant thereto Master Landlord has agreed to deal directly with Subtenant with respect to certain specified activities and matters such as aIterations, assignment and subletting and casualty and condemnation, and to recognize Subtenant’s rights hereunder under certain circumstances in the event of a termination of the Master Lease. To the extent that Master Landlord agrees to permit Subtenant to act or refrain from acting in a manner other than as required by the Master Lease, and Master Landlord has agreed to release Sublandlord from liability as a result of Subtenant being held to a standard that is more favorable to Subtenant than, or otherwise inconsistent with, the requirements of the Master Lease, Sublandlord agrees that Subtenant’s breach of the Incorporated Provisions (defined below) under such circumstances will not constitute a breach or default hereunder. Notwithstanding the foregoing, any failure by Subtenant to comply (giving effect to any relevant notice and cure periods) with the terms of the Master Lease, as incorporated herein, but as modified by any WH-Google Document, shall constitute an Event of Default under this Sublease. In the event that Sublandlord delivers a notice of default to Subtenant under this Sublease and Subtenant has not cured such default within the cure periods allowed under the Master Lease (or this Sublease), Sublandlord shall have the right, but not the obligation, to cure any such default if such default is cured by Sublandlord then Subtenant shall reimburse Sublandlord for amounts spent or incurred by Sublandlord in curing Subtenant’s default, within ten (10) days after notice and demand therefor from Sublandlord to Subtenant, together with interest and a late fee at the interest rate and late fee percentage specified in the Master Lease (the “Sublandlord Reimbursement Amount”). In the event Subtenant fails to pay Sublandlord the Sublandlord Reimbursement Amount as provided above, Sublandlord shall be entitled to draw on the Letter of Credit for such amount and Subtenant shall replenish the Letter of Credit to the applicable Required Amount, as required by Paragraph 7 of this Sublease.

B.     Except as otherwise provided herein, as between Sublandlord and Subtenant, all of the agreements, covenants, terms, conditions and provisions of the Master Lease (the “Incorporated Provisions”) are incorporated in this Sublease and are applicable under this Sublease as agreements, covenants, terms, conditions and provisions between Sublandlord and Subtenant; provided, however, that:

(i)     the following provisions of the Master Lease are not Incorporated Provisions, to wit: Sections 1.A, (Basic Lease Information), 3.2 (Renewal Option), 4.2 (Base Rent), 4.3 (Rent Adjustment), 4.4 (Additional Rent), 4.7 (Credit Enhancement), 5.1 (Operating Expenses), 5.2 (Payment of Operating Expenses), 5.3 (Proration), 6.2(c) (no termination of Ground Lease), last sentence of 8.1, 8.4 (Special Services), 15.5 (Short-term Subletting), 16.1(b)(ii), 16.1(i) (cross-default), 17.5 (Subordination to Landlord Mortgages), 18.2 (Sale of Property), 18.3 (No Personal Liabilities), 22 (Financial Statements), 26 (Notices), 30 (Brokers) and 32.8 (Relocation) of the Master Lease and Exhibits B and C to the Master Lease; and

(ii)     for avoidance of doubt, the provisions of the Master Lease (other then those identified in clause (i) above are Incorporated Provisions; and

(iii)     as incorporated herein and applicable hereunder, the Incorporated Provisions are deemed changed as follows: (x) unless otherwise provided herein, references in the Incorporated Provisions to: (1) ”Lease” are deemed changed to refer to this “Sublease”, (2) ”Landlord” and “Landlord’s” are deemed changed to refer to “Sublandlord” and “Sublandlord’s”, respectively, (3) ”Tenant” and Tenant’s” are deemed changed to refer to “Subtenant” and “Subtenant’s”, respectively, (4) ”Premises” are deemed changed to refer to “Sublease Premises”, (5) ”Commencement Date” are deemed changed to refer to “Sublease Commencement Date” of the first Sublease Premises Portion to be delivered by Sublandlord or to a particular Sublease Premises Portion, as applicable, (6) ”Expiration Date” are deemed changed to refer to “Sublease Expiration Date”, (7) ”Rent” are deemed changed to refer to “Sublease Rent”, (8) ”Base Rent” are deemed changed to refer to “Sublease Base Rent”, (9) ”Additional Rent” are deemed changed to refer to “Sublease Additional Rent”, (10) ”Term” are deemed changed to refer to “Sublease Term”, and (11) ”Tenants Share” are deemed changed to “Subtenant’s Share” and (y) the phrases in the Incorporated Provisions (1) ”Landlord’s consent”, “Landlord’s approval”, and phrases of similar import (including “consent of Landlord” and “approval of Landlord”), are deemed changed to refer to “(A) Landlord’s consent pursuant to the Master Lease and (B) Sublandlord’s consent pursuant to this Sublease”, (2) ”notify Landlord” or “notice to Landlord” and phrases of similar import are deemed changed to refer to “notify the Master Landlord and the Sublandlord” and “notice to the Master Landlord and the Sublandlord” and the like, and (3) ”indemnify Landlord” or “hold Landlord harmless” and phrases of similar import are deemed changed to refer to “indemnify the Master Landlord and the Sublandlord” and “hold the Master Landlord and the Sublandlord harmless” and the like;

(iv)    as incorporated herein and applicable hereunder, the Incorporated Provisions are deemed changed as follows:

(a)     Exhibit B shall be replaced in full by Exhibit D hereto.

(b)     Except to the extent the Master Landlord has agreed in any VVH-Google Document (and has not revoked or repudiated such agreement) to specifically increase any period of time for giving notice (including the increased period of time for giving notice of default pursuant to Section 1.18 of the Second Amendment) or to provide notices directly to, and accept notices directly from, Subtenant, any period in the Incorporated Provisions for giving notice or making demand are deemed changed by adding 5 days if the notice is to be given by Subtenant and subtracting 5 days if the notice is to be given by Sublandlord, provided that if the applicable notice period is less than 10 days, the applicable 5 days in this clause shall instead be one half (1/2) of the applicable notice period.

(c)     Except to the extent the Master Landlord has agreed in any WH-Google Document (and has not revoked or repudiated such agreement) to specifically increase any period of time for performing or allowing time to perform (including the increased period of time allowed to cure a default pursuant to Section 1.18 of the Second Amendment) or to accept the performance of Subtenant in lieu of the performance of Sublandlord, any period in the Incorporated Provisions for performing or allowing time to perform are deemed changed by subtracting 5 days if the time is allowed to Subtenant and adding 5 days if the time is allowed to Sublandlord, provided that if the applicable time allowed is less than 10 days, the applicable 5 days in this clause shall instead be one half (1/2) of the applicable time allowed. Without limiting the generality of the foregoing, for purposes of incorporating Section 161(c), the period of one hundred twenty (120) days set forth therein shall be deemed ninety (90) days and Subtenant shall notify Sublandlord from time to time of the status of Subtenant’s cure efforts pursuant to such Section 16.1(c).

(d)     Section 4.3 shall be replaced in its entirety by: “Commencing on the Initial Adjustment Date, and on every anniversary of the Initial Adjustment Date thereafter (each, an “Adjustment Date”), the Sublease Base Rent shall be increased as stated on Exhibit D.”

(e)     For purposes of incorporating Section 2.3 of the Master Lease (“Parking”) herein, Sublandlord and Subtenant acknowledge that until such time as Subtenant occupies all of the Sublease Premises, the parking areas serving the Property shall be used both by Subtenant and by Sublandlord, and Sublandlord and Subtenant agree to mutually cooperate in good faith in the shared usage of such parking areas.

(f)     For purposes of incorporating Section 7.1 (Permitted Use) of the Master Lease herein, (1) the phrase “the uses specified and permitted in Article 1” shall be deleted and replaced with the phrase “general office, research and development and other legal uses ancillary thereto” and (2) from and after the Sublease Rent Commencement Date immediately following the Actual Delivery Date for that Sublease Premises Portion which when added to the rentable square footage of those Sublease Premises Portions for which the Actual Delivery Date has previously occurred, shall cause the aggregate rentable square footage of the Sublease Premises for which the Actual Delivery Date has occurred to constitute 100% of the Sublease Premises (the “Total Occupancy Date”), references to “Landlord” shall be deemed replaced with “Master Landlord”.

(g)     For purposes of incorporating Section 7.2 (Prohibited Uses) of the Master Lease herein, from and after the Total Occupancy Date, references to “Landlord” shall be deemed replaced with “Master Landlord”.

(h)     The first sentence of Section 8.1 (Landlord’s Obligations) shall apply only after the Total Occupancy Date.

(i)     In Section 8.2, Subtenant’s obligation to repair and maintain the Building Systems and Structural Components in any Building shall become effective only on the Sublease Rent Commencement Date immediately following Sublandlord’s delivery to Subtenant of all the rentable area in such Building; provided, however, that Subtenant shall be obligated to repair and maintain the cafe located in the Building 40, Floor 1 Premises from and after the Actual Delivery Date of the Building 40, Floor 1 Premises. Subtenant shall repair and maintain the Common Areas from and after the date on which the Sublease Rent Commencement Date occurs for that Sublease Premises Portion which, when added to the rentable square footage of those Sublease Premises Portions for which the Sublease Rent Commencement Date has previously occurred, shall cause the aggregate rentable square footage of the Sublease Premises Portions for which the Sublease Rent Commencement Date has occurred to exceed 400,000 rentable square feet (the “Substantial Occupancy Date”). From and after the Substantial Occupancy Date until such time as the Sublease Rent Commencement Dates shall have occurred for the remainder of the Sublease Premises, Sublandlord shall pay to Subtenant (x) Sublandlord’s proportionate share, based on the total rentable area of the Sublease Premises for which the Sublease Rent Commencement Date has yet to occur, of costs relating to Subtenant’s repair and maintenance of the Common Areas, and (y) any Operating Expenses incurred by Subtenant that are attributable or allocable to any rentable area of the Sublease Premises for which the Sublease Rent Commencement Date has not yet occurred.

(j)     Clause (a) of the penultimate sentence of Section 8.2 shall read as follows: “(a) at Subtenant’s cost and expense (except for capital improvements which are funded by Master Landlord and passed through to Sublandlord under the Master Lease and then to Subtenant under this Sublease)”.

(k)     For purposes of incorporating Section 8.3, Subtenant shall be solely responsible for security of all Sublease Premises Portions fully occupied by Subtenant.

(l)     The phrase “Except as may be expressly set forth in this Sublease” shall be added at the beginning of Section 9 and again at the beginning of the fourth (4th), fifth (5th), sixth (6th) and seventh (7th) sentences of Section 9.

(m)     Incorporated Article 10 shall be subject to the WH-Google Documents. Specifically, subject to Paragraph 3.A, Sublandlord agrees that (1) Sublandlord shall be deemed to have consented to Alterations approved in writing by Master Landlord, (2) Sublandlord shall not require restoration of Alterations if Master Landlord has waived its right to do so, and (3) Sublandlord shall not require security for any Alteration restoration obligation to the extent Subtenant is providing such security directly to Master Landlord; and, from and after the Sublease Rent Commencement Date immediately following the Total Occupancy Date, references to “Landlord” shall be deemed replaced with “Master Landlord”.

(n)     The phase “Except as may be expressly set forth in this Sublease” shall be added to the third sentence of Section 13.2

(o)     Section 13.4 is incorporated herein subject to the indemnification clause in Paragraph 17.B below.

(p)     In the third sentence of Section 13.7, “Landlord” appearing therein shall be replaced with “Master Landlord”.

(q)     The phrase “and except for any Hazardous Materials resulting from the Environmental Activity by Sublandlord and Sublandlord’s Agents during Sublandlord’s occupancy of an Sublease Premises Portion” shall be added to the end of the first sentence of Section 13.8.

(r)     Clause (c) of Section 14.1 shall be deleted in its entirety and replaced with the following: “(c) the condition of the Premises, and any occurrence on the Premises from any cause whatsoever, except to the extent caused by (x) the gross negligence or willful misconduct of the Indemnified Parties or (y) any act or omission of Sublandlord prior to the Actual Delivery Date for the relevant Sublease Premises Portion; and”.

(s)     Article 15 is incorporated herein subject to Paragraph 9 below.

(t)     In Section 16.1(b)(i), “Section 4.7” appearing therein shall be replaced with the phrase “Paragraph 7 of this Sublease”.

(u)     in Section 16.6, the phrase “Leasehold Mortgagee or” shall be deleted and the reference to provisions of Article 18” shall be deemed replaced with a reference to “Sections 18.1 and 18.4”.

(v)     For purposes of incorporating Section 17.1 references in the first sentence of Section 17.1 to “Landlord” shall be deemed replaced with “Master Landlord” and at such time as the Substantial Occupancy Date shall have occurred, the references to “Landlord” in the penultimate sentence of Section 17.1 shall be deemed replaced with “Master Landlord”.

(w)     For purposes of incorporating Section 17.2, from and after the Total Occupancy Date, references to “Landlord” shall be deemed replaced with “Master

Landlord;” provided, however, Sublandlord reserves the right to enter the Sublease Premises as provided in Section 17.2 if such access is necessary for Sublandlord to comply with its obligations under the Master Lease or this Sublease or to verify compliance by Subtenant with the terms of the Master Lease and this Sublease.

(x)     The reference to “Landlord” in Section 17.3 shall be deemed replaced with “Master Landlord”.

(y)     For purposes of incorporating Section 17.4 of the Master Lease, at such time as the Actual Delivery Date or Dates shall have occurred for 100% of any Building within the Sublease Premises, references to “Landlord” shall be deemed replaced with “Master Landlord” with respect to such Building.

(z)     Articles 19 and 20 of the Master Lease are incorporated herein as further modified by Paragraph 21 of this Sublease; and any reference to “Landlord” in connection with any right to terminate the “Lease” shall be deemed to refer to “Master Landlord” and the “Master Lease.”

(aa)     In Section 20.5, the phrase “voluntary sale by Landlord” shall be replaced with the phrase “voluntary sale by Master Landlord”.

(bb)     The reference to “Landlord” in the first sentence of Section 24.1 shall be deemed replaced with “Master Landlord”.

(cc)     For purposes of incorporating Section 24.2, until the Total Occupancy Date, Sublandlord’s approval of any signage shall not be unreasonably withheld, conditioned or delayed. After the Total Occupancy Date, references to “Landlord” in Section 24.2 shall be deemed replaced with “Master Landlord”.

(dd)     The phrase “Except as expressly provided in this Sublease,” shall be added at the beginning of Section 28.

(ee)     For purposes of incorporating Section 32.1, until such time as the Actual Delivery Date or Dates shall have occurred for 100% of any Building within the Sublease Premises, Sublandlord’s discretion with respect to installation of an antennae on a portion of the rooftop of such Building shall be reasonable, and its consent shall not be unreasonably withheld, conditioned or delayed. After the Total Occupancy Date, references to “Landlord” in Section 32.1 shall be deemed replaced with “Master Landlord”.

(ff)     For purposes of incorporating Section 32.2, from and after the Total Occupancy Date, references to “Landlord” shall be deemed replaced with “Master Landlord”.

(gg)     For purposes of incorporating Section 32.3, from and after the Total Occupancy Date, references to “Landlord” shall be deemed replaced with “Master Landlord”.

4.    REPRESENTATIONS AND WARRANTIES BY SUBLANDLORD. Sublandlord warrants and represents to Subtenant:

A.     No Modification of Master Lease. The Master Lease has not been amended or modified, except as provided herein.

B.     No Default Under Master Lease. No default or breach of any of the provisions of the Master Lease has occurred and is continuing and no notices of default have been sent or received by Sublandlord with respect to the Master Lease, nor to the present knowledge of Sublandlord has any event or condition occurred which, with the passing of time or the giving of notice, would result in an Event of Default by Sublandlord under the Master Lease.

C.     No Restoration Obligations. Other than described on Schedule 4.C to this Sublease, Sublandlord has not performed any Alterations within the Sublease Premises which Master Landlord has, pursuant to the provisions of Section 10.3 of the Master Lease, provided notice to Sublandlord that Sublandlord shall be required to remove such Alterations and restore the Sublease Premises at the expiration or sooner termination of the term of the Master Lease.

D.     Due Organization and Ownership. Sublandlord is a Delaware corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California. Sublandlord has the authority to own and to operate its assets, to conduct its business as now conducted and to sublease the Sublease Premises under the terms and conditions of this Sublease.

E.     Full Right to Convey. There we no other parties in possession of the Sublease Premises (or any portion thereof), and no party has been granted any license, lease, profit or other right or interest relating to the use or possession of the Sublease Premises (or any part thereof).

F.     Valid, Binding, Enforceable. This Sublease and all documents to be executed by Sublandlord pursuant to this Sublease have been duly authorized, executed and delivered by Sublandlord, and constitute the legal, valid and binding obligations of Sublandlord, enforceable against Sublandlord in accordance with their respective terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws and procedures affecting the enforcement of creditor’s rights or the collection of debtor’s obligations. Sublandlord’s execution, delivery and performance of this Sublease and the consummation of the transactions contemplated hereby, including, without limitation, the execution of all other documents necessary or desirable to consummate this transaction, will not (either alone, or with notice or the passage of time, or both) result in any material violation or material breach of any of the terms or conditions of, or constitute a material default under, any material agreement to which Sublandlord is a party.

G.     Compliance with Laws. To Sublandlord’s actual knowledge and except as set forth on Schedule 4.G to this Sublease, Sublandlord has not received any written notice that the Sublease Premises or Property are currently in violation of any (i) federal, state or local statutes, laws, rules, regulations, codes, ordinances, orders or stipulations relating to the use, occupancy, development or construction of the Property, including, without limitation, building codes, zoning ordinances, fire or safety codes, Environmental Laws, the Americans with Disabilities Act and life safety requirements (collectively, “Laws”), or (ii) any recorded covenants, conditions or restrictions or any material agreements affecting any portion of the Property, or (iii) any governmental permits or development approvals issued in connection with the development of the Property (whether or not recorded). Sublandlord has not received any notice regarding any pending or contemplated change in any Laws applicable to the Property or of any pending, threatened or contemplated judicial, administrative or governmental agency action which could in any way materially adversely affect the Property or its value or Subtenant’s intended use of the Property.

H.     No Litigation. Other than described on Schedule 4.H to this Sublease, there is no litigation pending or, to the best of Sublandlord’s knowledge, threatened or contemplated, nor is there any pending or, to the best of Sublandlord’s knowledge, threatened investigation or proceeding by any governmental agency against Sublandlord or the Sublease Premises or Property, which would materially adversely affect Sublandlord’s ability to perform its obligations under this Sublease, or which could in any way materially and adversely affect the Sublease Premises or Property or Subtenant’s intended use of the Sublease Premises or Property.

I.     Condemnation/Assessments. To the best of Sublandlord’s actual knowledge, there is no pending or threatened condemnation action seeking to condemn the Sublease Premises or Property (or any portion thereof), nor any pending or, to the best of Sublandlord’s actual knowledge, threatened proceedings to establish any assessments, assessment districts or other districts which could encumber, or have the authority to create or levy assessments or taxes against, the Sublease Premises or Property (or any portion thereof).

J.     Additional Obligations. Other than as disclosed in writing by Sublandlord to Subtenant and except as set forth on Schedule 4.J to this Sublease, there are no third-party contracts or agreements of any kind or nature in connection with the operation of the Sublease Premises or Property that are not terminable on 30 days’ notice.

K.     Personal Property. All fixtures, equipment, chattels, machinery and other personal property that are not attached to the Sublease Premises but are needed for the use or operation of the Sublease Premises are owned by Sublandlord free and clear of all Liens other than Liens permitted by the Master Lease.

L.     Occupancy Agreements. Except for the Master Lease and the Ground Lease, there are no occupancy agreements affecting all or any portion of the Sublease Premises.

M.     Environmental Matters. Except for matters disclosed in any environmental reports delivered to Subtenant by Master Landlord (or any manager for or agent of Master Landlord) or by Sublandlord, to the best knowledge of Sublandlord, no Hazardous Material or underground storage tanks exist on the Sublease Premises (other than Permitted Substances, as defined in, and used in compliance with, the Master Lease), and the Sublease Premises are not in violation of any Environmental Laws or subject to any orders, decrees, injunctions or any other proceedings or requirements imposed by any governmental authority pursuant to any Environmental Laws.

N.     Property Condition. Except for matters disclosed on Schedule 4.N to this Sublease, to the best knowledge of Sublandlord, (i) all improvements on the Sublease Premises, as of the date of this Sublease, are, and, on the Actual Delivery Date for each Sublease Premises Portion, will be, in good repair, working order and condition, normal wear and tear excepted, (ii) all improvements on the Sublease Premises (including Structural Components and Building Systems), as of the date of this Sublease, are not, and, on the Actual Delivery Date for each Sublease Premises Portion, will not be, subject to material deferred maintenance, and (iii) subject to, and without relieving Sublandlord of its obligations under Paragraph 19 below, all Building Systems and Structural Components, as of the date of this Sublease, are, and, on the Actual Delivery Date for each Sublease Premises Portion, will be, in Good Working Order and Repair.

O.     Licenses. Sublandlord has obtained all material licenses, permits, certificates and similar items (“Permits”) necessary for the use and operation of the Sublease Premises. The uses being made of the Sublease Premises are in conformity in all material respects with the certificate of occupancy and other Permits for the Sublease Premises, and any other Legal Requirements and other recorded restrictions, covenants, or conditions affecting the Sublease Premises.

P.     Obligations as Developer. All construction work required to be performed by “Developer” pursuant to that certain Disposition and Development Agreement (the “DDA”) dated March 7, 1995 between the Ground Lessor and the Original Ground Tenant and other obligations of Developer under the Planned Community Permit (“PCP”) have been completed by Developer in accordance with the DDA, the PCP and the Ground Lease.

Q.     Representation of Continuing Disclosure. If, prior to the final Delivery Date, Sublandlord shall obtain any knowledge that any of the representations and warranties set forth in Paragraphs 4.A through 4.P inclusive, above, are no longer true and accurate in all material respects, Sublandlord shall promptly notify Subtenant of the applicable change in status or change in condition.

5.    EFFECTIVENESS OF SUBLEASE; NOTICE FROM MASTER LANDLORD.

A.     Effectiveness. This Sublease shall come into full force and effect upon the satisfaction or waiver (by Sublandlord as to (v), (vi) and (viii), Subtenant as to (ii) and (iv) and both Sublandlord and Subtenant as to (i) and (iii)) of the following: (i) the delivery of a written approval of the Second Amendment by the current holder of the loan made pursuant to that certain Loan Agreement, dated as of July 2, 2002, by and between Master Landlord and German American Capital Corporation, (ii) the delivery by such current holder of such loan to Subtenant of a nondisturbance and attornment agreement in form and substance reasonably satisfactory to Subtenant, (iii) the delivery of Master Landlord’s written consent in the form attached to this Sublease, (iv) the delivery by Master Landlord to Subtenant of the WH-Google NDA, in form and substance reasonably satisfactory to Subtenant, (v) the execution and delivery of the Commercial Lease for the property known as Crittenden C/D among WXIII/Crittenden Realty C, L.L.C., a Delaware limited liability company, WXIII/Crittenden Realty D, L.L.C., a Delaware limited liability company, and Sublandlord, (vi) the execution and delivery of the Amended and Restated Commercial Lease for the property known as Crittenden A between WXIII/Crittenden Realty A, L.L.C., a Delaware limited liability company, and Sublandlord, (vii) the delivery of a written approval of the Amended and Restated Commercial Lease for Crittenden A by the current holder of the loan made to the landlord under such lease pursuant to loans made on or about August 7, 2001, by and between such landlord and GMAC Commercial Mortgage Corporation, and (viii) the receipt by the parties of a letter from the Broker confirming and agreeing to Paragraph 30 of this Sublease (the latter of all such deliveries, the “Effective Date”). Upon the Effective Date, Sublandlord and Subtenant will enter into a letter agreement memorializing the applicable Target Sublease Delivery Dates, provided, however, that whether or not any such letter agreement shall be executed and delivered, the obligations of the parties under this Sublease shall continue unaffected. If the Effective Date shall have not occurred on or before July 31, 2003, then (1) this Sublease, (2) the WH-Google Documents (to the extent then executed and delivered) and (3) the lease and amended and restated lease described in Clauses (v) and (vi)), shall terminate except for such provisions as by their terms are intended to survive.

B.     Notice Under Master Lease. If, at any time during the Sublease Term, Sublandlord receives any notice or demand from Master Landlord under the Master Lease with respect to the Sublease Premises, Sublandlord shall promptly deliver a true and correct copy of same to Subtenant (unless it is clear from the notice that a simultaneous notice has been sent by Master Landlord to Subtenant). In the event that Sublandlord delivers or receives a notice of default under the Master Lease, Sublandlord agrees to deliver to Subtenant a copy of any such notice of default. The parties acknowledge that the WH-Google NDA provides that Subtenant shall have the right, but not the obligation, to cure any monetary default of Sublandlord described in any notice of default within ten (10) days after service of such notice of default on Subtenant. If such default is cured by Subtenant then Sublandlord shall reimburse Subtenant for such amounts, within ten (10) days after notice and demand therefor from Subtenant to Sublandlord, together with interest and a late fee at the interest rate and late fee percentage specified in the Master Lease (the “Reimbursement Amount”). In the event Sublandlord fails to pay Subtenant the Reimbursement Amount as provided above, Subtenant may offset such amount against the rent payable under this Sublease.

6.    RENT.

A.     Sublease Base Rent. Subtenant agrees to pay monthly installments of Sublease Base Rent at the address indicated in Subparagraph 1.B.2 above, or such other address as Sublandlord may from time to time notify Subtenant. Such monthly installments of Sublease Base Rent shall be payable on or before the first (1st) day of each calendar month (without demand) commencing as of the following dates, expressed in chronological order (based on Target Delivery Dates):

1.	the building 42 Sublease Rent Commencement Date, with respect to the Building 42 Sublease Base Rent,

2.	the Building 41 Sublease Rent Commencement Date, with respect to the Building 41 Sublease Base Rent,

3.	the Building 43 West Sublease Rent Commencement Date, with respect to the Building 43 West Sublease Base Rent,

4.	the Building 40, Floor 1 Sublease Rent Commencement Date, with respect to the Building 40, Floor 1 Sublease Base Rent,

5.	the Building 40, Floor 2 Sublease Rent Commencement Date, with respect to the Building 40, Floor 2 Sublease Base Rent, and

6.	the Building 43 East Sublease Rent Commencement Date, with respect to the Building 43 East Sublease Base Rent.

Sublease Base Rent shall increase, as of the Initial Adjustment Date and each Adjustment Date thereafter, to the rate per rentable square foot per annum described in Exhibit D attached hereto. Sublease Base Rent for any fractional month at the time of the Sublease Rent Commencement Date for any Sublease Premises Portion or at the end of the Sublease Term shall be prorated based upon the actual number of days in such calendar month. The Rentable Area of the Sublease Premises and the Buildings shall be conclusively presumed to be as stated in Paragraph 1.G of this Sublease. Except as otherwise provided herein, additional rent shall include, without limitation, any and all charges, costs or expenses otherwise set forth in the Master Lease other than (w) Base Rent owing under the Master Lease, (x) Monthly Rent (as defined in the Ground Lease) together with any escalations thereof and/or interest or late fees thereon (such amounts described in clause (x) being payable by Sublandlord in accordance with the terms of the Master Lease), (y) any indemnity or similar payments by Sublandlord under the Master Lease or the Ground Lease as a consequence of its act or omission under the Master Lease that is not in turn attributable to any act or omission or Subtenant under this Sublease) and (z) any Operating Expenses in the form of management fees described in clause (xi) of Section 15.1(b) of the Master Lease to the extent not payable by Subtenant pursuant to Paragraph 8.A(iv) of this Sublease.

B.     Exclusions from Subtenant’s Obligations. Notwithstanding any other provision of this Sublease to the contrary, Subtenant shall have no obligation for (i) any amount due or liability incurred by Sublandlord under the Master Lease that relates to any portion of the Sublease Premises prior to the Sublease Rent Commencement Date for such portion of the Sublease Premises, or (ii) any amounts described in clauses (w), (x), (y) and (z) of Paragraph 6.A of this Sublease.

C.     Sublease Additional Rent. All sums due from Subtenant to Sublandlord or to any third party under the terms of this Sublease shall be additional rent (“Sublease Additional Rent”), including, without limitation, the charges for Operating Expenses (described in Paragraph 8 of this Sublease) and all sums incurred by Master Landlord or Sublandlord doe to Subtenant’s failure to perform its obligations under this Sublease, together with interest and late fees thereon. All Sublease Additional Rent of the type described in Paragraph 8 which is payable to Sublandlord shall be paid at the time and place that Sublease Base Rent is paid. Sublandlord will have the same remedies for a default in the payment of any Sublease Additional Rent as for a default in the payment of Sublease Base Rent. Together, Sublease Base Rent and Sublease Additional Rent are sometimes referred to in this Sublease as “Sublease Rent”. There shall be no abatement of, deduction from, counterclaim or setoff against Sublease Rent except as otherwise specifically provided in this Sublease or the Master Lease.

D.     Construction Allowance; Sublease Base Rent & Abatement. Sublandlord agrees to provide to Subtenant, and Subtenant shall be entitled to receive, in connection with Subtenant’s initial build-out of the Sublease Premises (“Tenant’s Work”), an allowance in the aggregate amount of $15,473,048 (the “Construction Allowance”), which Construction Allowance shall be charged and taken as an offset against the Sublease Base Rent owing hereunder. The Construction Allowance shall represent Sublandlord’s sole and total contribution to Tenant’s Work. Subtenant may allocate the Construction Allowance among the various portions of the Sublease Premises as it may desire in its sole and absolute discretion. Notwithstanding anything to the contrary contained herein, whether or not Subtenant uses the Construction Allowance to pay for construction costs, Subtenant shall be entitled to an offset of the Sublease Base Rent until such time as Sublease Base Rent in an aggregate amount of the Construction Allowance would have otherwise been paid to Sublandlord. The “Net Rental Abatement Period” shall be the period commencing on the Sublease Rent Commencement Date for the Building 42 Premises and expiring on the rent payment date on which Sublease Base Rent shall have been abated in an amount equal to the Construction Allowance. From time to time during the construction of Tenant’s Work, Subtenant shall deliver to Sublandlord (with a copy to Master Landlord) executed mechanic’s lien releases from all of Subtenant’s contractors or other agents which shall comply with the appropriate provisions, as reasonably determined by Sublandlord, of California Civil Code Section 3262(d) and such other information regarding the construction of Tenant’s Work as may be reasonably requested by Sublandlord or Master Landlord.

E.     Terms of Payment. All Sublease Base Rent, Sublease Additional Rent and other amounts payable by Subtenant under this Sublease shall be paid in lawful money of the United States of America, without any deduction, setoff or abatement whatsoever, except an expressly provided in this Sublease.

7.    SECURITY DEPOSIT.

A.     Generally. On or prior to the Sublease Commencement Date for the first Sublease Premises Portion for which an Actual Delivery Date shall have occurred (which is currently the Building 42 Premises). Subtenant shall deliver to Sublandlord (with a duplicate original to Master Landlord) a Letter of Credit (defined in Paragraph 7.B below) as security for the full and punctual performance by Subtenant of all of the terms of this Sublease. If Sublandlord (and/or Master Landlord) shall be entitled to draw the Letter of Credit in whole or in part pursuant to Paragraph 7 B or 7.D below, Sublandlord (and/on Master Landlord, as applicable) shall have the right, at its option, either to deposit the cash proceeds of any such draw upon the Letter of Credit into a cash collateral account (the “Cash Collateral Account”) established in Sublandlord’s (and/or Master Landlord’s) name end maintained by Sublandlord (and/or Master Landlord) or to apply the proceeds to the obligations of Subtenant due or to become due hereunder. The Cash Collateral Account shall be under the sole dominion and control of Sublandlord (and/or Master Landlord) and Sublandlord shall have the sole right to make withdrawals from the Cash Collateral Account and to exercise all rights with respect to the amounts deposited in the Cash Collateral Account.

B.     Letter of Credit Requirement. The initial letter of credit and any replacement letter of credit issued in accordance with Paragraph 7.A shall satisfy the requirements set forth in this Paragraph 7 (each, a “Letter of Credit”), Each Letter of Credit shall be a clean, irrevocable, non-documentary and unconditional letter of credit issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking and drawing purposes in the City of San Francisco or the City of New York (the “Issuing Bank”), which has outstanding, unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for an outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” numerical notation, “A’ or better by Moody’s Investment Service or “A” or better by Standard & Poor’s Ratings Service or “A” or better by Fitch’s Rating Service (and is not on credit-watch or similar credit review with negative implication), and has combined capital, surplus and undivided profits of not less than $1,000,000,000. Each Letter of Credit shall (i) name Sublandlord as beneficiary and Master Landlord as co-beneficiary, (ii) be in the amount of the Required Amount, (iii) have a term of not less than one (1) year, (iv) permit multiple drawings, (v) be fully transferable (including by way of collateral assignment) by Sublandlord (as to Sublandlord’s rights) and Master Landlord (as to Master Landlord’s rights) without payment by any beneficiary of any fees or charges, (vi) otherwise be in form and content satisfactory to Sublandlord and Master Landlord in their reasonable discretion and, (vii) be drawable by Master Landlord only as described in Paragraph 7.D, expressly provide that it need not be produced as a condition to a drawing thereunder, be issued in duplicate original to Master Landlord, and require as a condition to such drawing that an officer’s certificate of the Master Landlord as to the occurrence of the circumstances described in Paragraph 7.D be included with the draw request. If upon the transfer of any Letter of Credit, any fees or charges shall be imposed, then such fees or charges shall be payable solely by Subtenant and the Letter of Credit shall so specify. Regardless of the initial expiration date of any Letter of Credit, each Letter of Credit shall expressly provide that (unless notice of non-renewal is delivered in accordance with the following sentence) it shall be deemed automatically renewed, without amendment, for consecutive periods after such expiration date of one year each during the Sublease Term through the date that is at least one hundred eighty (180) days after the Sublease Expiration Date. If the Issuing Bank desires not to renew a Letter of Credit, it shall deliver a notice (the “Non-Renewal Notice”) to Sublandlord by certified mail, return receipt requested, not less than sixty (60) days prior to the then-current expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit. In such event or if (a) for any other reason the Letter of Credit would expire by its terms in sixty (60) days or less from such date or (b) the Issuing Bank is downgraded so that it no longer satisfies the rating requirements set forth in this Paragraph 7, Sublandlord shall have the right, at its option, either (x) to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and thereafter hold the proceeds in the Cash Collateral Account and apply them pursuant to the terms of this Paragraph 7, or (y) to require Subtenant to procure, or Sublandlord to procure on Subtenant’s behalf at Subtenant’s cost and utilizing if necessary the cash proceeds so drawn, a replacement Letter of Credit that satisfies the requirements of this Paragraph 7; provided that Sublandlord shall provide Subtenant with notice of any such event at least on (10) business days before exercising such rights and Subtenant may, within ten (10) business days after such notice is provided, deliver a replacement Letter of Credit that satisfies the requirements of this Paragraph 7, and provided further that such notice shall not be required in the event Sublandlord determines in good faith that the delay caused by providing such notice presents a risk that

Sublandlord will not be able to exercise its rights to draw upon the Letter of Credit following much delay. Each Letter Credit shall be governed by the International Standby Practices-ISP98 or Uniform Standard Practices -500 or any standard set of practices replacing ISP98 or USP-500.

Sublandlord and Subtenant acknowledge and agrees that Subtenant’s lender, Citibank, N.A. (“Citibank”), is currently reviewing this Paragraph 7 but has not yet confirmed that it will issue a Letter of Credit in the form prescribed herein. Sublandlord agrees that it will consider in good faith any modifications to this Paragraph 7 reasonably requested by Subtenant as a result of the requirements or constraints of Citibank (or of any other lender meeting the requirements set forth above) and the parties will execute and deliver a modification to this Sublease to evidence any such changes, provided that such Letter of Credit complies with the basic requirements set forth in clauses (i)—(v) and (vii) of this Paragraph 7.B and otherwise provides Sublandlord and Master Landlord with substantially the same rights and remedies as are provided by the terms of this Paragraph 7.

C.     Restoration of Required Amount. Within five (5) business days following any draw under the Letter of Credit or such shorter period as may be required under the Subtenant’s reimbursement agreement with the Issuing Bank, Subtenant shall reimburse the Issuing Bank for each such draw in an amount sufficient to insure that the face value of the Letter of Credit is an amount at least equal to the Required Amount and will cause the Issuing Bank to provide written notice to Sublandlord if such reimbursement is not timely made. In the event Subtenant fails to timely reimburse Issuing Bank or increase the face amount of the Letter of Credit required, such failure shall constitute an Event of Default hereunder, and, in addition to all other rights and remedies available to Sublandlord for Subtenant’s default, Sublandlord shall have the right to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold in the Cash Collateral Account or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Paragraph 7.

D.     Terms Upon Which Sublandlord is Entitled to Draw Upon Letter of Credit. In addition to the draw of the Letter of Credit permitted pursuant to Paragraph 7.B above, if an Event of Default occurs under this Sublease, Sublandlord may draw either the default amount or the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and thereupon receive all or a portion of the face amount of the Letter of Credit, and use, apply or retain the whole or any part of such proceeds, as the case may be, to the extent required for the payment of any Sublease Base Rent, Sublease Additional Rent or other amounts due or to become due hereunder or for any reasonable sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms of this Sublease, including any damages or deficiency in the re-letting of the Sublease Premises, whether accruing before or after summary proceedings or other re-entry by Sublandlord. In the case of every such use, application or retention, Subtenant shall, within five (5) business days following any such use, application or retention or such shorter period as may be required under the Subtenant’s reimbursement agreement with the Issuing Bank, cause the face value of the Letter of Credit to be restored to the Required Amount, and Subtenant shall cause the Issuing Bank to acknowledge to Sublandlord that such restoration of the Required Amount occurred in a timely manner. In the event the Sublandlord draws upon the Letter Credit as provided in this Paragraph 7 and retains excess proceeds of such draw in the Cash Collateral Account, Subtenant shall only be required to cause the face value of the Letter of Credit to be restored to an amount equal to the Required Amount less the amount of excess proceeds which Sublandlord has deposited in the Cash Collateral Account. In the event Sublandlord withdraws funds in the Cash Collateral Account for amounts secured by the Letter of Credit as set forth in this Paragraph 7, Subtenant shall within five (5) business days following Sublandlord’s notice to Subtenant of such withdrawal, cause the face value of the Letter of Credit to be increased by the amount of funds withdrawn from the Cash Collateral Account. The Letter of Credit shall be terminated within one hundred eighty (180) days after the termination of this Sublease and delivery of exclusive possession of the Sublease Premises to Sublandlord or Master Landlord, as the case may be. Master Landlord shall be entitled to draw on the Letter of Credit or withdraw sums from the Cash Collateral Account in lieu of Sublandlord (or otherwise exercise remedies with respect to the Cash Collateral Account) only at such time that Master Landlord is required by the terms of the WH-Google NDA to recognize Subtenant upon a Lease Termination (as defined in the WH-Google NDA) (including as a result of a rejection by Sublandlord of the Master Lease pursuant to Section 365 of the Bankruptcy Code); at such time, Master Landlord shall have (to the exclusion of Sublandlord) all of the rights of Sublandlord hereunder in respect of the Letter of Credit and Cash Collateral Account.

E.     Transfer of Letter of Credit. In the event of a release by the Master Landlord of all liability of Sublandlord under the Master Lease and the Master Landlords agreement to assume Sublandlord’s obligation to return the Letter of Credit or Cash Collateral, Sublandlord shall have the right to transfer the Letter of Credit or Cash Collateral to the Master Landlord and on such transfer, Sublandlord shall ipso facto be released by Subtenant from all liability for the return of the Letter of Credit or Cash Collateral; and Subtenant agrees to look solely to the Master Landlord for the return of said Letter of Credit or Cash Collateral. Subtenant shall promptly execute such documents reasonably requested by Sublandlord as may be necessary to accomplish any such transfer or assignment of the Letter of Credit or Cash Collateral. Subtenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit or Cash Collateral and neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance or attempted assignment or encumbrance.

F.     Substitution of Letter of Credit. From time to time, Subtenant may substitute the letter of credit then in effect with a substitute letter of credit meeting the requirements of this Paragraph 7 and otherwise in substantially the form of the letter of credit then in effect. A duplicate original of such substitute letter of credit shall be delivered to Master Landlord.

G.     Beneficiary. Master Landlord is hereby acknowledged to be a third-party beneficiary of the agreements contained in this Paragraph 7.

H.     Subtenant’s Obligation to Sublandlord in respect of the Letter of Credit. Subtenant agrees and acknowledges that if its Letter of Credit (as contemplated in this Paragraph 7) expires at any time without the proceeds being drawn gown and deposited in the Cash Collateral Account, Subtenant shall be obligated to deliver a new Letter of Credit to Sublandlord complying with the terms of Paragraph 7 of thus Sublease.

8.     OPERATING EXPENSES.

A.     Definitions. For purposes of this Paragraph 8, the following terms shall have the meanings described below:

“Operating Expenses” means the total costs and expenses paid or incurred by Sublandlord in connection with the ownership, management, operation, maintenance, repair and replacement of the Sublease Premises and the Common Area, including, without limitation, all Operating Expenses (as defined in Section 5.1 of the Master Lease), provided, that:

(i)     Monthly Rent (as defined in the Ground Lease) (including escalations) due during the Sublease Term to the City of Mountain View from Sublandlord, as subtenant under the Ground Lease, as the same may be amended from time to time, shall not be “Operating Expenses” for the purpose of this Paragraph 8 (and Sublandlord expressly covenants to timely pay such Monthly Rent in accordance with the terms of the Master Lease), provided that amounts (other than Monthly Rent) payable under the Ground Lease, including regularly occurring expenses (such as real estate taxes), shall be included in Operating Expenses (provided indemnity or similar amounts payable by Sublandlord under the Ground Lease as a consequence of an act or omission of Sublandlord that is not in turn attributable to any act or omission of Subtenant under this Sublease shall not be included in Operating Expenses);

(ii)     clause (ix) of Section 5.1(b) of the Master Lease shall be deemed to include insurance maintained by Master Landlord and Sublandlord;

(iii)     clauses (x), (xii), (xiv), (xviii) and (xix) of Section 5.1(b) of the Master Lease shall be deemed to include, prior to the Total Occupancy Date, the reasonable costs and expenses of Sublandlord as well as Master Landlord: and

(iv)    the reference to “Base Rent” in clause (xi) of Section 5.1(b) of the Master Lease shall be deemed to refer to “Sublease Base Rent” for the purpose of calculating Operating Expenses payable by Subtenant.

Attached as Exhibit E is a schedule of the Operating Expenses contemplated by clause (iii) above for illustration purposes only.

In addition to the exclusions set forth above, Operating Expenses shall not include any cost or charge excluded from “Operating Expenses” pursuant to the Master Lease or any costs to (i) cure any breach by Sublandlord of the Master Lease or this Sublease or (ii) bring the Premises into the condition required pursuant to Paragraph 19 below.

B.     Procedure. Commencing on the applicable Sublease Rent Commencement Date for each Sublease Premises Portion, Subtenant shall pay to Sublandlord as Sublease Additional Rent one twelfth (1/12) of Subtenant’s Share of Operating Expenses paid or incurred by Master Landlord or Sublandlord for each calendar year or portion thereof during the Sublease Term, in advance, on or before the first day of each month in an amount estimated by Sublandlord (or Master Landlord) as stated in a written notice to Subtenant. Prior to the first Sublease Rent Commencement Date for the Sublease Premises, Sublandlord shall deliver to Subtenant a copy of statements it has received from Master Landlord or its agent, supplemented, as necessary, with Sublandlord’s estimate of the amounts described in Paragraph 8(A)(iii) above that will become payable hereunder during the remainder of the calendar year 2003 with respect to the Building 42 Premises, the Building 41 Premises, and the Building 43 West Premises; similarly, Prior to December 31, 2003, Sublandlord will deliver to Subtenant a copy of statements it has received from Master Landlord or its agent, supplemented, as necessary, with Sublandlord’s estimate of the amounts described in Paragraph 8(A)(iii) above payable hereunder with respect to each Sublease Premises Portion. Each such estimate shall be in the form and contain the detail required by the Master Lease and with respect to the amounts described in Paragraph (A)(iii) above, set forth in reasonable detail the line item components (and major sub-components) of such Operating Expenses. In addition, prior to the Substantial Occupancy Date, Subtenant shall pay Sublandlord for any Operating Expenses in the nature of utility expense, including, without limitation, HVAC, electricity, water and sewer charges, on a pro rata basis determined by the total rentable square footage in the possession of Subtenant for which a Sublease Rent Commencement Date has occurred. Sublandlord may by written notice to Subtenant revise such estimates from time to time, setting forth in each such notice, in reasonable detail, the bass for any such revision, and Subtenant shall thereafter make payments on the basis of such revised estimates. With reasonable promptness after the expiration of each calendar year, Sublandlord will furnish Subtenant with a copy of the Master Landlord’s statement of Operating Expenses as supplemented by a statement (“Sublandlord’s Expense Statement’”) setting forth in reasonable detail the actual Operating Expenses for such year and Subtenant’s Share. If Subtenant’s Share of the actual Operating Expenses for such year exceeds the estimated Operating Expenses paid by Subtenant for such year, Subtenant shall pay to Sublandlord (whether or not this Sublease has terminated) the difference between the amount of estimated Operating Expenses paid by Subtenant and Subtenant’s Share of the actual Operating Expenses within fifteen (15) days after the receipt of Sublandlord’s Expense Statement. If the total amount paid by Subtenant for any year exceeds Subtenant’s Share of the actual Operating Expenses for that year, the excess shall be credited against the next installments of Sublease Base Rent due from Subtenant to Sublandlord, or, ig after the Termination Date, the excess shall first be credited against any unpaid Sublease Base Rent or Sublease Additional Rent due and remaining any excess shall be refunded to Subtenant concurrently with the furnishing of Sublandlord’s Expense Statement. From and after the Substantial Occupancy Date until the Sublease Rent Commencement Date immediately following the Total Occupancy Date Sublandlord shall pay to Subtenant (x) its proportionate share, based on the total rentable square footage for which the Sublease Rent Commencement Date has yet to occur, of costs relating to Subtenants repair and maintenance of the Common Areas and (y) any operating expenses incurred by Subtenant but attributable to rentable square footage with respect to which the Sublease Rent Commencement Date has not yet occurred.

C.     Proration for Partial Years. If the Sublease Rent Commencement Date for any Sublease Premises Portion or the termination date of this Sublease occurs on a date other than the first or last day, respectively, of a calendar year, Subtenant’s Share of Operating Expenses for the year in which any such Sublease Rent Commencement Date or the termination date of this Sublease occurs shall be prorated based on a 365-day year.

9.     EXCESS RENT. In the event Master Landlord and Sublandlord approve (or are deemed to have approved, either because no approval is required or because Master Landlord or Sublandlord failed to timely respond to a request for approval) a proposed sublease or assignment of the Sublease Premises by

Subtenant, or if a sublease or assignment is permitted by operation of law, and Subtenant enters into a sublease or assignment with the proposed transferee, fifty percent (50%) of the Excess Rent received by Subtenant shall be paid to Sublandlord as and when received by Subtenant; provided that “Excess Rent” shall not be deemed to exist as a result of any of the transactions described in Section 15.7 of the Master Lease unless such transaction was entered into for the purpose of avoiding the obligation of this Paragraph 9.

10.    SUBTENANT’S INSURANCE OBLIGATIONS. Subtenant shall, at its sole cost and expense, obtain and maintain insurance policies as required under the Master Lease with respect to any Sublease Premises Portion upon the Actual Delivery Date for such Sublease Premises Portion. Subtenant shall deliver to Sublandlord a certificate evidencing such coverages, and naming Sublandlord and Master Landlord as additional insureds, as their respective interest may appear, Sublandlord shall, at its sole cost and expense, obtain and maintain insurance policies required to be maintained by Sublandlord under the Master Lease with respect to any Sublease Premises Portion for which an Actual Delivery Date has not occurred; and Sublandlord shall deliver to Subtenant a certificate of insurance naming Master Landlord and Subtenant as additional insureds, as their interests may appear. The insurance policies of Sublandlord and Subtenant described herein shall provide for no cancellation or material adverse alteration without 30 days’ prior written notice to Sublandlord and Subtenant (as applicable) and the parties’ respective property insurance policies shall provide for the waivers of subrogation referred to in Paragraph 11.

11.    WAIVER OF SUBROGATION. Notwithstanding any other provision of this Sublease to the contrary, Subtenant and Sublandlord waive all rights to recover against each other for any loss or damage to their respective tangible personal or real property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. Subtenant and Sublandlord will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each parry. Each of Sublandlord and Subtenant will evidence such waiver of subrogation as described in Paragraph 10.

12.    SUBTENANT’S DEFAULT. The events that constitute Events of Default by Subtenant are set forth in the incorporated Section 16.1 of the Master Lease, as incorporated herein by reference and modified as provided in Paragraph 3 above.

13.    SUBLANDLORD’S REMEDIES. The remedies available to Sublandlord in the case of an Event of Default by Subtenant are set forth in the incorporated Section 16.2 of the Master Lease, as incorporated herein by reference and modified as provided in Paragraph 3 above. Pursuit of any of the remedies stated herein by Sublandlord after an Event of Default by Subtenant shall not preclude pursuit of any other remedies provided in this Sublease or applicable law or equity, nor shall pursuit of any remedy constitute a forfeiture or waiver of any payment due to Sublandlord. No waiver by Sublandlord of any violation or breach of any provision of this Sublease shall be deemed or construed to constitute a waiver of any other violation or breach any provision herein contained. Forbearance by Sublandlord to enforce one or more of the remedies herein provided after an event of default by Subtenant shall not be deemed or construed to constitute a waiver of any other violation or default.

14.    SUBLANDLORD’S DEFAULT. “Events of Default by Sublandlord” under this Sublease shall be (i) if Sublandlord shall fail in any material respect to comply with any material provision of this Sublease, and Sublandlord shall not cure such failure within fifteen (15) days after written notice thereof to Sublandlord; provided, however, that if the default cannot reasonably be cured within such fifteen (15) day period, Sublandlord shall not be in default of this Sublease if Sublandlord commences to cure the default within the fifteen (15) day period and thereafter diligently, continuously and in good faith continues to cure the default: or (ii) if Sublandlord shall fail in any material respect to comply with any material provision of the Master Lease in its capacity as tenant thereunder (provided such obligation is not passed through to Subtenant by the terms and conditions of this Sublease and such failure is not due to Subtenant’s failure to fulfill such obligation), and Sublandlord shall not commence and cure such failure as required by the terms of the Master Lease; or (iii) an Event of Default on the part of Sublandlord shall occur under the Master Lease arising from an obligation that is not passed through to Subtenant by the terms and conditions of this Sublease; or (iv) if any representation or warranty on the part of Sublandlord hereunder shall be determined to have been false in a material and adverse respect when made.

15.    REMEDIES OF SUBTENANT. Upon the occurrence of any Event of Default by Sublandlord, Subtenant shall have the option to pursue any one or more of the following remedies as well as any other remedy available to Subtenant at law or in equity for such Event of Default by Sublandlord, to wit: (a) subject to the terms and provisions of the Master Lease, Subtenant may perform the obligation in default; or (b) Subtenant may bring suit against Sublandlord for actual (but not consequential, special or indirect) damages (including reasonable attorneys’ fees) which Subtenant may incur as a result of the Event of Default by Sublandlord. Pursuit of any of the remedies stated above by Subtenant after an Event of Default by Sublandlord shall not preclude pursuit of any other remedies provided in this Sublease on applicable law or equity, nor shall pursuit of any remedy constitute a forfeiture or waiver of any payment due by Sublandlord to Subtenant or by Subtenant to Sublandlord. No waiver by Subtenant of any violation or breach of any provision of this Sublease shall be deemed or construed to constitute a waiver of any other violation or breach any provision herein contained. Forbearance by Subtenant to enforce one or more of the remedies herein provided upon an Event of Default by Sublandlord shall not be deemed or construed to constitute a waiver of any other violation or default.

16.    NO CONSEQUENTIAL OR PUNITIVE DAMAGES. Notwithstanding anything herein to the contrary, each of Sublandlord and Subtenant hereby waives the right to collect against the other party any consequential, special or indirect or punitive damages in respect of any breach or default under this Sublease.

17.    INDEMNIFICATION.

A.     Subtenant’s Indemnification. Subtenant shall indemnify, defend and hold each Sublandlord Indemnitee (hereinafter defined) and Master Landlord Indemnitee (hereinafter defined) harmless from and against any and all losses, damages, liabilities, responsibilities, claims or costs (including reasonably attorneys’ fees and expenses) but expressly excluding any consequential and punitive damages (collectively, “Claims”) arising from (i) any activity, work or thing done, permitted or suffered by Subtenant or Subtenant’s Representatives in or about the Sublease Premises, any Building or the Property (other than to the extent such Claims arise from the acts or negligent omissions of such Sublandlord Indemnitee or such Master Landlord Indemnitee (as applicable) from and after the applicable Actual Delivery Date for each Sublease Premises Portion and thereafter during the Sublease Term; (ii) any breach or default in the performance of any obligation to be performed by Subtenant under the terms of this Sublease; (iii) any act, neglect, fault or omission by Subtenant or Subtenant’s Representatives in or about the Sublease Premises, any Building or the Property from and after the applicable Actual Delivery Date for each Sublease Premises Portion and thereafter during the Sublease Term; or (iv) any breach or default under the Master Lease or the Ground Lease caused by any act or omission of Subtenant or Subtenant’s Representatives (other than to the extent such Claims arise from the acts or negligent omissions of such Sublandlord Indemnitee or such Master Landlord Indemnitee (as applicable). This Paragraph 17.A is subject to incorporated Section 14.5 of the Master Lease and Paragraph 11 of this Sublease. This indemnification shall survive the expiration or earlier termination of this Sublease. “Master Landlord Idemnitees” shall mean Master Landlord and its owners, and their respective directors, officers and employees. “Sublandlord Indemnitees” shall mean Sublandlord and its directors, officers and employees. “Sublandlord Representatives” shall mean Sublandlord, its sublessees (excluding Subtenant and anyone holding by through or under Subtenant), licensees, contractors and their respective directors, officers, employees, agents and representatives. Master Landlord is hereby acknowledged to be a third-party beneficiary of the agreements contained in this Paragraph 17.A.

B.     Sublandlord’s Indemnification. Sublandlord shall indemnify, defend and hold Subtenant Indemnitees (hereinafter defined) harmless from and against any and all Claims arising from (i) any activity, work or thing done, permitted or suffered by Sublandlord or Sublandlord’s Representatives in or about the Sublease Premises, any Building or the Property (other than to the extent such Claims arise from the acts or omissions of such Subtenant Indemnitee. Subtenant, or any of the Subtenant Representatives) from and after the applicable Actual Delivery Date for each Sublease Premises Portion and thereafter during the Sublease Term; (ii) any breach or default in the performance of any obligation to be performed by Sublandlord under the terms of this Sublease; (iii) any act, neglect, fault or omission by Sublandlord or Sublandlord’s Representatives in or about the Sublease Premises, any Building or the Property from and after the applicable Actual Delivery Date for each Sublease Premises Portion and thereafter during the Sublease Term; (iv) any breach or default under the Master Lease or the Ground Lease (to the extent not the responsibility of Subtenant to perform under the terms of this Sublease) caused by any act or omission of Sublandlord or Sublandlord’s Representatives

(other than to the extent such Claims arise from (A) the acts or omissions of such Subtenant Indemnitee, Subtenant, or any of the Subtenant Representatives or (B) a breach or default resulting from Subtenant’s breach or default under this Sublease) during the Sublease Term; or (v) Environmental Activity in or about the Property by Sublandlord or Sublandlord’s Agents, the failure of Sublandlord or Sublandlord’s Agents to comply with any Environmental Law with respect to Sublandlord’s Environmental Activity in or about the Property or Sublandlord’s failure to remove Sublandlord’s Hazardous Materials from the Property as required under the Master Lease. In case any action or proceeding shall be brought against any Subtenant Indemnitees by reason of any such claim, Sublandlord, upon receipt of notice of any such claim, shall defend the same at Sublandlord’s expense. This Subparagraph is subject to incorporated Section 14.5 of the Master Lease and Paragraph 11 of this Sublease. This indemnification shall survive the expiration or earlier termination of this Sublease. “Subtenant Indemnitees” shall mean Subtenant and its directors, officers and employees. “Subtenant Representatives” shall mean Subtenant, its sublessees (including anyone holding by through or under Subtenant), licensees, contractors and their respective directors, officers, employees, agents and representatives.

C.     Exculpation. Except to the extent otherwise provided in Paragraph 17.B or elsewhere in this Sublease, Subtenant agrees that none of Sublandlord, any Sublandlord Indemnitees, Master Landlord or any Master Landlord Indemnitees shall at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, liability, injury, death or damage to persons or property which at any time may be suffered or sustained by Subtenant or by any person(s) whomsoever who may at any time be using, occupying or visiting the Sublease Premises or any other portion of the Property, including, but not limited to, any acts, errors or omissions of any other tenants or occupants of the Property (excluding Sublandlord and Sublandlord Representatives). Except as expressly provided herein, Subtenant shall not, in any event or circumstance, be permitted to offset or otherwise credit against any payments of Sublease Rent required herein for matters for which Sublandlord or Master Landlord may be liable hereunder. None of Sublandlord, any Sublandlord Indemnitees, Master Landlord or any Master Landlord Indemnitees shall be liable for any interference with light, or air, for any latent defect in the Sublease Premises or any Building or for any loss or damage to Subtenants Property that may arise on account of or in any way be connected with the repair, maintenance, performance or condition of the Building Systems and Structural Components, except to the extent of damage resulting from (i) the negligence or willful misconduct of Sublandlord, Sublandlord’s Representatives or Master Landlord during the Sublease Term or (ii) the breach by Sublandlord or Sublandlord’s Representatives of any material representation or warranty contained herein when made regarding the condition of the Building Systems and Structural Components or (iii) the failure, prior to the applicable Sublease Commencement Date for any Sublease Premises Portion, beyond any applicable notice and cure period, by Sublandlord or Sublandlord’s Representatives to maintain the Building Systems and Structural Components in such Sublease Premises Portion in accordance with and as required by Section 8.2 of the Master Lease.

18.    BUILDING COMPLIANCE. Except as otherwise specified herein with regard to repairs and alterations, from and after delivery of any Sublease Premises Portion to Subtenant, Subtenant will be solely responsible for the compliance of such Sublease Premises Portion with Legal Requirements.

19.    PREPARATION FOR OCCUPANCY.

A.     Generally. Subtenant shall accept each Sublease Premises Portion in their “as is” condition as of the Sublease Commencement Date for such Sublease Premises Portion, provided that Sublandlord shall deliver each such Sublease Premises Portion with all Building Systems and Structural Components are in Good Working Order and Repair. As used herein, “Good Working Order and Repair” shall mean that the Building Systems and Structural Components have been maintained in accordance with the requirements of the Master Lease. Sublandlord shall deliver each Sublease Premises Portion free and clear of any liens which Sublandlord is required under the Master Lease to remove. In addition, except for work specifically contemplated herein, Sublandlord shall not perform any construction (other than as required under the Master Lease or in the nature of and repair and maintenance) in the Sublease Premises without the prior written consent of Subtenant.

B.     Preliminary Inspection. Prior to the date of mutual execution and delivery of this Sublease, Subtenant has had the Building Systems and Structural Components inspected by a consultant acceptable to Sublandlord in order to discover any necessary maintenance, or other necessary corrective work required in order to bring the Building Systems and Structural Components into Good Working Order and Repair. A schedule of work items determined, as a result of such inspection, to be necessary in order to put the Building Systems and Structural Components into Good Working Order and Repair is attached hereto as Schedule 19.B to this Sublease. Sublandlord, at Sublandlord’s sole cost and expense (not to be charged to Subtenant as an Operating Expense), as soon as reasonably possible but in any event prior to the applicable Actual Delivery Date for each Sublease Premises Portion, will cause such items of maintenance, repair and replacement, if any, to be performed with respect to the Building Systems and Structural Components serving such Sublease Premises Portion, to Subtenant’s reasonable satisfaction and will deliver to Subtenant all records end close-out reports associated with the performance of such work. The parties hereby agree that acceptance of delivery of the affected Sublease Premises Portion shall be deemed acceptance by Subtenant of such repair item, except to the extent the parties agree to add such repair item to the Punch List in which case the provisions of Paragraph 19.E shall apply.

C.     Sublandlord’s Cooperation with Subtenant’s Due Diligence. During the period commencing on the date of this Sublease through and including the Sublease Rent Commencement Date for the first Sublease Premises Portion for which an Actual Delivery Date shall have occurred (the “Diligence Period’), the following provisions shall be applicable:

(i)     to the extent in Sublandlord’s possession and subject to the receipt of any consent or direction required of Master Landlord (to the extent any diligence materials are the property of the Master Landlord), Sublandlord shall make available to Subtenant (or Subtenant’s consultants, architects or engineers) for Subtenant’s review and inspection, (A) all architectural and engineering plans and drawings, including any current “as built” plans, regarding the initial construction of the Buildings and other improvements located on the Property, (B) with respect to the Building Systems and Structural Components, any and all of the following: all manufacturer’s operating manuals and warranties, and any maintenance and repair records, (C) any records of repairs or maintenance performed with respect to the Building Systems and Structural Components and (D) all environmental studies reports, provided, in each case, Subtenant shall pay promptly on demand for all duplication expenses connected therewith; and

(ii)     Sublandlord shall make available to Subtenant (and to Subtenant’s consultants, architects and engineers), at reasonable times, upon reasonable notice and for a reasonable period of time, Sublandlord’s employees, agents, contractors, architects or engineers engaged in the operation, maintenance, and repair of the Property. The parties agree that Subtenant requires reasonable access to certain information and resources in Sublandlord’s possession regarding the use, operation, maintenance, and repair and condition of the Property, as described above, in contemplation of assuming such responsibilities as of the Substantial Occupancy Date. At all times from and after the Substantial Occupancy Date, (x) Subtenant shall maintain the same records in a manner consistent with the above requirements and (y) Sublandlord shall have no further obligation to maintain records in the manner prescribed above, provided that Sublandlord shall reasonably cooperate with Subtenant in providing the information necessary for Subtenant to comply with its obligations set forth in clause (x).

D.     Sublandlord’s Continuing Maintenance of Property. From and after the date of this Sublease until, with respect to each Sublease Premises Portion, the Sublease Rent Commencement Date for such Sublease Premises Portion, Sublandlord will continue to maintain and repair such Sublease Premises Portion in accordance with the terms and conditions of the Master Lease and otherwise in a manner consistent with Sublandlord’s prior maintenance and operation. In addition, from and after the date of this Sublease until the Substantial Occupancy Date, Sublandlord will continue to maintain and repair the Common Areas.

E.     Punchlist. The parties acknowledge that the performance of the inspection described in Paragraph 19.B above may not uncover all items of repair, replacement or maintenance which may be necessary in order to place the Building Systems and Structural Components in Good Working Order and Repair, and that the need for certain items of required repair, replacement or maintenance may not be evident until Subtenant has occupied a particular Sublease Premises Portion. Accordingly, within sixty (60) days following the Actual Delivery Date for each Sublease Premises Portion, Subtenant will have the right to submit to Sublandlord (with a copy to Master Landlord) a detailed schedule of punch list items discovered by Subtenant in such Sublease Premises Portion which reasonably constitute the failure of any Building System or Structural Component in or serving such Sublease Premises Portion to be in Good Working Order and Repair

(a “Punch List”, and each item listed on the Punch List being a “Punch List Item”); provided, that the Punch List shall not contain (x) any item of repair or maintenance arising from ordinary wear and tear (as compared to repairs necessitated by a failure to maintain as required by the Master Lease) or (y) any item made necessary by Subtenant’s use of, construction activities in, damage to or move into the applicable Sublease Premises Portion. Upon delivery of the Punch List, Sublandlord will, with reasonable diligence and at Sublandlord’s sole cost and expense (not to be included as an Operating Expense), complete all Punch List Items. In the event of a dispute between the parties as to (x) whether a particular Building System or Structural Component is not in Good Condition and Repair and should therefore be included on the Punch List or (y) whether any Punch List Item has been resolved so as to cause such item to be in Good Working Order and Repair, the parties hereby agree to negotiate in good faith in a diligent effort to reach agreement with respect to the matter in question. However, if within five (5) business days after notice from one party to the other of any disagreement regarding any matter described in clauses (x) and (y), the parties have not reached agreement, either party may, by written notice to the other, cause the matter to be submitted for resolution to an engineering consultant reasonably acceptable to both parties (and failing such agreement as to a mutually acceptable consultant, the property manager for the Master Landlord) (the “Arbiter”), in such event, the Arbiter shall submit its decision to the parties in writing within ten (10) business days of submission. The Arbiter’s determination shall be final and binding upon the parties. Any fee of the Arbiter shall be shared equally by the parties.

F.     Limitation on Sublandlord’s Obligations. Except as expressly set forth herein, any obligation to remove any Alteration or any other fixtures, equipment, furnishings or improvements at the expiration of the term of the Master Lease shall be the obligation of Subtenant, provided that at the expiration of the term of the Master Lease, Sublandlord shall remove the Alterations described in Schedule 4.C to this Sublease and restore the Sublease Premises as required under the terms of the Master Lease, unless such removal and restoration shall have previously occurred in connection with improvements and alterations to the Sublease Premises by Subtenant. Sublandlord and Subtenant hereby agree that (x) Sublandlord shall have the right to require restoration of Alterations only if Master Landlord had such right under the Master Lease, provided that if Master Landlord waives such right to require Sublandlord or Subtenant to restore such Alteration, Sublandlord will not have the right to require such restoration and (y) Sublandlord shall not require security for any Alteration restoration obligation to the extent Subtenant is providing such security directly to Master Landlord (i.e. Subtenant’s providing such security to Master Landlord shall suffice). Except as expressly set forth herein, Sublandlord shall not have any obligation to furnish or perform any construction, work, labor or services in connection with Subtenant’s occupancy of the Sublease Premises, provided, however, Sublandlord shall have the obligation to repair any damage caused by its removal of property or equipment. In the event of a conflict in the terms of this Paragraph 19 and incorporated Section 9 of the Master Lease, this Paragraph 19 shall control as between Sublandlord and Subtenant.

G.     Transition. Within 15 days of the Actual Delivery Date of the Sublease Premises Portion triggering the Substantial Occupancy Date, Subtenant shall provide to Sublandlord a list of all third-party contracts or agreements relating to the maintenance and operation of the Sublease Premises, including any warranties associated with the Building Systems and Structural Components or Property (to the extent in Sublandlord’s possession), that Subtenant desires Sublandlord assign to Subtenant and Subtenant has agreed to assume. Sublandlord shall make reasonably diligent efforts to make available to Subtenant all documents and information necessary to prepare this list of contracts. From and after the Sublease Rent Commencement Date immediately following the Substantial Occupancy Date, Subtenant shall be responsible for the administration of the payment of all Operating Expenses, subject to reimbursement by Sublandlord as provided in Paragraph 8.B, and will be responsible for selecting and contracting with third-party providers relating to the maintenance and operation of the Sublease Premises and Common Areas. In addition, Sublandlord shall terminate as promptly as practicable all contracts or agreements relating to the maintenance and operation of the Sublease Premises which Subtenant has not requested to be assigned and assumed.

H.     Signage. Subtenant shall be obligated to remove at the expiration or earlier termination of the Sublease, all signage (other than signage required by Applicable Laws) installed during the Sublease Term by Subtenant unless (x) the Property is conveyed to Subtenant upon exercise of the purchase option(s) described in the Three-Party Agreement or (y) the Master Lease terminates and the Master Landlord does not require removal. Prior to the Actual Delivery Dates having occurred for 100% of the Sublease Premises, Sublandlord may continue to maintain its signage at the Property, provided Sublandlord shall remove from each Building its signage identifying Sublandlord as of the Actual Delivery Date of an entire Building or a Sublease Premises Portion such that an Actual Delivery Date shall have occurred for 100% of any Building.

20.    PERSONAL PROPERTY. Attached hereto as Schedule 20 is a complete list of all personal property currently in place in the Sublease Premises which shall remain in the Sublease Premises following the delivery of the Sublease Premises to Subtenant. All such personal property shall be delivered in an “as is” condition. From and after the date of this Sublease until, with respect to the personal property remaining in each Sublease Premises Portion, the Actual Delivery Date for such Sublease Premises Portion containing such personal property, Sublandlord will continue to maintain and repair in Good Working Order, allowing, however, for reasonable wear and tear, such personal property. Prior to the Actual Delivery Date for each Sublease Premises Portion, Subtenant shall have the right to confirm the existence of all personal property associated with the relevant Sublease Premises Portion and intended to be transferred with delivery of the Sublease Premises Portion, as listed on Schedule 20 hereto. Concurrent with the delivery of each Sublease Premises Portion, Sublandlord shall execute and deliver to Subtenant a bill of sale, in a form reasonably acceptable to Subtenant, transferring the personal property remaining in each Sublease Premises Portion free of any Liens. In the event this Sublease is terminated prior to the termination of the Master Lease and Sublandlord re-occupies the Sublease Premises, all personal property transferred to Subtenant pursuant to this Paragraph shall revert to Sublandlord. With respect to the removal of any personal property which is not intended to remain in each Sublease Premises Portion, Sublandlord shall use reasonably diligent efforts to minimize damage to the technology infrastructure consisting of the fiber and copper connections from the Building 43 West Premises to the other Sublease Premises Portions so as to enable Subtenant wherever reasonably feasible, to use such existing technology infrastructure with a minimum of repair work necessary.

21.    CASUALTY AND CONDEMNATION. Section 19 (Destruction) and Section 20 (Eminent Domain) of the Master Lease incorporated herein are further modified to provide that if by operation of either of those two sections the Master Lease is not terminated and continues in full force and effect, this Sublease shall not be terminated but shall also continue in full force and effect, except that until the Sublease Premises are restored in accordance with the applicable section of the Master Lease there shall be a proportionate abatement (effective as of the date of such casualty or condemnation) of the Sublease Base Rent and Sublease Additional Rent payable hereunder to the extent that all or any portion of the Sublease Premises are rendered Untenantable by reason of a Casualty; provided, however, that such abatement shall in no event exceed the abatement granted to Sublandlord under the Master Lease for the Sublease Premises and, provided, further, that no compensation or claim or reduction will be allowed or paid by Sublandlord by reason of inconvenience, annoyance or injury to Subtenant’s business arising from the necessity of effecting repairs to the Sublease Premises or any portion of any Building, whether such repairs are required by operation of the applicable section of the Master Lease or any other provision of the Master Lease. In the event that any such casualty or condemnation occurs during the Net Rental Abatement period or the Offset Abatement Period (defined in Paragraph 30 below), the Net Rental Abatement Period and/or the Offset Abatement Period, as the case may be, shall be suspended until such abatement as described herein shall have ended, at which point the Net Rental Abatement Period and/or the Offset Abatement Period, as applicable, will continue. From and after the Substantial Occupancy Date, Sublandlord shall have no obligation to rebuild or restore the Sublease Premises or any portion of the Building after a casualty or condemnation but shall remit to Subtenant for restoration purposes any insurance proceeds or condemnation award it receives from Master Landlord. Sublandlord shall have no obligation and shall not be liable to Subtenant for any damages or other compensation if Master Landlord exercises a termination right under the Master Lease in the event of a casualty or condemnation. In the event Sublandlord has the right to terminate the Master Lease, Sublandlord (x) shall not exercise such right without the express written consent of Subtenant, and (y) shall promptly exercise such right upon the written direction of Subtenant to do so. For the avoidance of doubt, if the Master Lease terminates pursuant to Section 19 (Destruction) or Section 20 (Eminent Domain) of the Master Lease, this Sublease will terminate simultaneously.

22.    INITIAL CONSTRUCTION IN AND COOPERATION REGARDING BUILDING 43.

A.     The parties’ intent is that Sublandlord will construct a barrier separating the Building 43 West Premises from the Building 43 East Premises, in order to separate Subtenant’s operations within the Building 43 West Premises from Sublandlord’s operations in the Building 43 East Premises, on or before the Actual Delivery Date for the Building 43 West Premises. Sublandlord and Subtenant agree to cooperate in good faith in the design and construction process for such barrier. Sublandlord and Subtenant further agree to cooperate and coordinate construction activities so as to prevent interruption of the business activities of Sublandlord, including without limitation (i) controlling noise during business hours, (ii) avoiding blocking stairwell and/or elevator access and (iii) preventing damage to electrical, mechanical and information technology infrastructure.

B.     The parties acknowledge that Sublandlord currently houses and maintains certain information technology and other connectivity equipment in the Building 43 West Sublease Premises in the location depicted on Schedule 22.B (the “IT Area”). Until the Total Occupancy Date, the demise by Sublandlord to Subtenant of the Sublease Premises shall be subject to the following:

(i)     the Sublease Premises shall exclude the IT Area;

(ii)     Sublandlord reserves a nonexclusive easement over and through the Sublease Premises in order to access the IT Area (but no other portion of the Sublease Premises) at all times and with no notice required; and

(iii)     no construction by Subtenant shall be conducted prior to January 31, 2004 in and around the MDF/Mpoe vault identified in Schedule 22.B, and, further all construction work conducted by Subtenant in and around the IT Area shall be coordinated with Sublandlord to prevent any interruption in Sublandlord’s systems, utilities and information technology network.

23.    NOTICES. All notices and demands which may or are to be required or permitted to be given in accordance with Section 26 of the Master Lease and this Sublease shall be addressed to Subtenant at the address indicated in Paragraph 1.D above or to Sublandlord at the address indicated in Paragraph 1.B above or to such other place as Subtenant or Sublandlord may from time to time designate in a written notice to the other party.

24.    AMENDMENTS. No agreement hereafter made shall be effective to change or modify this Sublease, in whole or in part, unless such agreement is in writing and signed by both parties hereto, nor shall any custom, practice or course of dealing between the parties in the administration of the terms hereof be construed to waive or lessen the right of any party to insist upon the performance by the other party in strict accordance with the terms of this Sublease. Sublandlord covenants to Subtenant that Sublandlord shall not agree to or enter into any (i) termination of the Master Lease or (ii) amendment or modification of the Master Lease that in any way (x) diminishes Subtenant’s rights hereunder, (y) increases Subtenant’s obligations hereunder, or (z) otherwise adversely impacts Subtenant, in Subtenant’s good faith determination, without prior notice to and written approval thereof by Subtenant, such approval not to be unreasonably withheld.

25.    FORCE MAJEURE. Neither Sublandlord nor Subtenant shall be deemed to be in breach of this Sublease by reason of failure to perform any of its obligations hereunder if, while and to the extent that such failure is due to acts of God, acts of the public enemy, acts of governmental authority, or any other circumstances for which it is not responsible and which are not within its control, including any failure or delay by Master Landlord in performing any of its obligations under the Master Lease (collectively “Events of Force Majeure”); provided that this provision shall not apply to (x) any failures by Subtenant to pay any Sublease Base Rent, Sublease Additional Rent or other charges based upon insufficient funds (as opposed to Events of Force Majeure which prevent the actual delivery of such funds) or to make any other money payments required by this Sublease or to Sublandlord in making reimbursements to Subtenant or refunding or paying any other money payments to Subtenant as required by this Sublease, (y) any failure by Sublandlord to make any payment required under the Master Lease or this Sublease (including, without limitation, Sublandlord’s obligation to pay amounts under the Ground Lease, as described in Subparagraph 8(i) above), based upon insufficient funds (as opposed to Events of Force Majeure which prevent the actual delivery of such funds) or (z) the delivery of Sublease Premises Portions as described in Paragraph 2.C (other than as described in such paragraph).

26.    ENTIRE AGREEMENT. It is expressly agreed by Sublandlord and Subtenant, as a material consideration for the execution of this Sublease, that there are and were no representations, understandings, stipulations, agreements or promises pertaining thereto not incorporated in writing herein.

27.    BINDING EFFECT. The provisions of this Sublease shall be binding upon and inure to the benefit of Sublandlord and Subtenant, respectively, and to their respective heirs, personal representatives, successors and assigns, subject to any contrary provisions herein.

28.    AUTHORIZATION. Sublandlord and Subtenant are each authorized to enter into this Sublease, and a at the request of either party shall furnish upon demand a corporate resolution, proof of due authorization of partners or other appropriate documentation reasonably requested by either party evidencing such authorization.

29.    COOPERATION. Sublandlord and Subtenant acknowledge and agree that participation by Subtenant in any future negotiations with the Ground Lessor would provide additional value and therefore, Subtenant agrees to reasonably cooperate with Sublandlord and the Master Landlord upon request in any such negotiations with respect to the Ground Lease.

30.    BROKERS. Subtenant and Sublandlord warrant that they have had dealings with only Bailes & Associates (the “Broker”) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Sublease. A brokerage commission equal to $3,262,902 shall be paid by Sublandlord to the Broker as follows: (i) $2,756,585 shall be paid on the Actual Delivery Date of a Sublease Premises Portion such that Actual Delivery Dates shall have occurred for an aggregate of 225,000 rentable square feet or more, and (ii) $506,317 shall be paid on October 1, 2004. In the event that Sublandlord fails to pay such amounts as of the dates specified in the immediately preceding sentence, Subtenant shall have the right to pay all or any portion of such commissions; if Subtenant pays all or any portion of such commissions, Subtenant will notify Sublandlord of such payment on or about the date of such payment. Any amount so paid by Subtenant to Broker in accordance with the foregoing sentence shall bear interest from the date paid at the rate applicable to late payments of Sublease Rent under this Sublease (such payment and interest accruing therein being referred to as the “Offset Amount”). The Offset Amount shall be offset by the Sublease Base Rent due hereunder following the expiration of the Net Rental Abatement Period until such time as Subtenant is fully reimbursed for the Offset Amount (such period of time being referred to herein as the “Offset Abatement Period”). Each of Subtenant and Sublandlord shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on any dealings or contracts by Subtenant or Sublandlord, respectively, with brokers or agents other than the Broker.

31.    FINANCIAL STATEMENTS. Subtenant hereby agrees that it will deliver to Sublandlord copies of the financial statements it delivers to Master Landlord pursuant to Section 1.12(a) and the certificates referenced in Section 1.12(b) of the Second Amendment.

32.    COVENANTS REGARDING BANKRUPTCY.

A.     As used in this Sublease, the “Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq., as modified and/or recodified from time to time.

B.     The rights of Subtenant under this Sublease attach to all of Sublandlord’s rights under Subsection 365(h) of the Bankruptcy Code in the event that Master Landlord files for bankruptcy, including without limitation, Sublandlord’s rights to remain in possession of the Sublease Premises. Sublandlord shall not, without Subtenants written consent (which may be given or withheld in its sole discretion), elect to treat the Master Lease as terminated under Subsection 365(h)(1) of the Bankruptcy Code. Any such election without such consent shall, at Subtenant’s option, be void.

C.     Sublandlord hereby irrevocably assigns to Subtenant all of its rights to damages arising from any rejection of the Master Lease by Master Landlord under the Bankruptcy Code. Sublandlord and Subtenant shall proceed jointly or in the name of Subtenant in respect of any claim or proceeding relating to any rejection of the Master Lease by Master Landlord, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions and other documents.

D.     If any legal proceeding is commenced with respect to the Master Lease in connection with any case under the Bankruptcy Code, Sublandlord and Subtenant shall cooperatively conduct any such proceeding with counsel agreed upon between the parties. Sublandlord shall immediately notify Subtenant upon learning of any filing by or against Master Landlord of a petition under the Bankruptcy Code. Sublandlord shall thereafter promptly deliver to Subtenant all notices, pleadings, and other documents received by Sublandlord in connection with any such proceeding.

33.    COUNTERPARTS. This Sublease may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Sublease is executed as of the date first written above.

SUBLANDLORD:		SUBTENANT:

SILICON GRAPHICS, INC.		GOOGLE TECHNOLOGY INC.

By:	/s/ Michael L. Hirahara	By:	/s/ George Reyes
Printed Name:	Michael L. Hirahara	Printed Name:	George Reyes
Its:	Vice President, Facilities & Services	Its:	CFO
Dated:	July 9, 2003	Dated:	7/9/03